CERTIFICATE OF DESIGNATION OF
SERIES QUANTUM PREFERRED STOCK OF
SPECTRAL CAPITAL CORPORATION

Spectral Capital Corporation, a Nevada corporation (the “Corporation”), hereby designates 2,000,000 shares of its Preferred Stock as Series Quantum Preferred Stock (the “Series Quantum Preferred Stock”) and states the following with respect to the Series Quantum Preferred Stock, pursuant to the authority conferred by the Nevada Revised Statutes (the "NRS") and the Corporation's Articles of Incorporation (the “Articles”).

1.Designation and Number of Shares. The designation of the Series Quantum Preferred Stock shall be Series Quantum Preferred Stock. The number of shares of Series Quantum Preferred Stock that the Corporation is authorized to issue is 2,000,000 shares.

2.Dividends. The holders of Series Quantum Preferred Stock shall be entitled to receive dividends, when, as, and if declared by the Board of Directors of the Corporation (the "Board"), in an amount equal to the amount of dividends such a share would receive had it converted into common stock.

3.Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, the holders of the Series Quantum Preferred Stock shall be entitled to receive, before any distribution is made to the holders of any common stock, an amount per share equal to ten (10) times the amount per share to be distributed to the holders of common stock.

4.Conversion.

●Conversion Right. Each share of Series Quantum Preferred Stock shall be convertible, at the option of the holder, into ten (10) fully paid and non-assessable shares of the Corporation’s common stock.

●Automatic Conversion.  In the event that the required common shares have been authorized by the board of directors and that the board of directors decides to exercise this automatic conversion and in the event that the Corporation hasn’t designated any series of preferred stock other than Series Quantum, then each share of Series Quantum Preferred Stock shall automatically convert into ten (10) fully paid and non-assessable shares of the Corporation’s common stock.

●Conditions to Conversion. The conversion right shall not become exercisable until twelve (12) months have elapsed from the date of issuance of the Series Quantum Preferred Stock. The conversion right shall not become exercisable unless and until the Corporation has amended its Articles of Incorporation to provide for sufficient authorized and unissued shares of common stock to satisfy the conversion rights of all outstanding Series Quantum Preferred Stock.

●Mechanics of Conversion. The holder of Series Quantum Preferred Stock desiring to exercise the conversion right shall surrender the certificate or certificates representing the shares to be converted to the Corporation, and the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder a certificate or certificates representing the number of shares of common stock into which such shares of Series Quantum Preferred Stock are convertible.

5.Voting Rights. The holders of the Series Quantum Preferred Stock shall have the right to vote on an as converted to common basis.

6.Other Rights and Preferences. Except as expressly set forth herein, the Series Quantum Preferred Stock shall have the same rights, preferences, and limitations as the other outstanding shares of Preferred Stock of the Corporation.

7.Amendment or Repeal. The Board may, at any time and from time to time, amend, alter, or repeal any of the provisions relating to the Series Quantum Preferred Stock in the manner permitted by the NRS and the Articles.

This Certificate of Designation has been duly adopted by the Board on August 28, 2024.

Spectral Capital Corporation
By:	/s/ Jenifer Osterwalder
Jenifer Osterwalder
Chief Executive Officer